Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407 Contact: Amanda Butler 201-791-7600

SEALED AIR REPORTS FIRST QUARTER 2011 RESULTS
Net Sales Increase 6%
Full Year 2011 EPS Guidance of $1.75 to $1.85
First Quarter vs. Prior Year Highlights
•	Volumes increased 3%, including a 7% increase in Protective Packaging

•	Europe sustained recovery, resulting in 6% volume growth

•	Product price/mix increased 2%, reflecting benefits of prior pricing actions

•	Profitability impacted by the timing of recovery of higher raw material and freight costs

•	Additional pricing actions announced to recover petrochemical and energy-related costs
     ELMWOOD PARK, N.J., Wednesday, April 27, 2011 — For the first quarter 2011, Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share (EPS) of $0.34, compared with $0.35 in 2010, or a 2010 adjusted EPS of $0.36. (See attached supplements for non-U.S. GAAP reconciliations and information.) First quarter EPS results were impacted by an unfavorable spread between selling prices and raw material and other energy-based costs in the quarter. Additionally, EPS was impacted by an unfavorable year-over-year comparison in Other (expense) income due to foreign exchange losses and gains.
     Sales increased 6% to $1.13 billion, while gross profit increased 3% to $309 million, or 27.4% of net sales, compared with 28.3% in 2010. Operating profit declined 1% to $123 million, or 10.9% of net sales, compared with 11.7% in 2010, or a 2010 adjusted operating profit of 11.9%.
     Commenting on our operating performance, William V. Hickey, President and Chief Executive Officer, stated:
     “Our volume growth reflected continuing recovery in most of our end markets, expanded customer relationships and solid receptivity to our growing portfolio of solutions. We realized 2% in price/mix and expect to recognize additional benefits from a number of new pricing actions taken to offset the approximate $40 million of higher petrochemical-based raw materials and freight costs that occurred in the quarter. These increases were due, in part, to sudden unrest in the Middle East and global commodity price escalation. By the third quarter, we anticipate that our additional pricing actions will yield price/cost parity for that period.
     Although resin costs are approaching 2008 peak levels, we are confident in our ability to achieve our 2011 earnings guidance. This will be achieved by our timely pricing actions, favorable foreign currency translation, tight control of expenses, and benefits from new solutions that leverage differentiated formulations and patented process technologies. We also continue to realize sustained benefits of our completed Global Manufacturing Strategy and a lower cost structure associated with our productivity initiatives.”

First Quarter Segment Review
     The following year-over-year net sales discussions exclude the impact of currency translation, which we define as “constant dollar,” a non-U.S. GAAP measure. The balance of the discussion is presented on a U.S. GAAP basis. See “Components of Change in Net Sales — Business Segments and Other,” attached, for further details.
Food Packaging Segment
     Sales increased 6%, or 4% on a constant dollar basis, with 2% higher price/mix primarily from the benefits of prior North American pricing actions, as well as contract price adjustments in that region. Volumes increased 2%, largely driven by a 4% increase in North America representing new customer relationships and a 5% increase in Europe due to increased demand for our solutions. Operating profit increased 11% to $63 million, or 13.2% of net sales.
Food Solutions Segment
     Sales increased 4%, or 3% on a constant dollar basis, with 3% higher price/mix largely in North America and Europe, reflecting the benefits of prior pricing actions and favorable formula price adjustments on certain products. Volume performance was relatively steady overall. Volumes in international regions grew 4%, but were offset by a 6% decline in the U.S., resulting from a change in our case ready format by a major retailer in mid-2010. A portion of this volume is now included in another format in Food Packaging. Operating profit decreased 7% to $19 million, or 8.5% of net sales, primarily due to approximately $2 million in severance charges as we align our resources to support our new growth programs. Excluding these charges, operating profit would have been relatively steady compared with the prior year.
Protective Packaging Segment
     Sales increased 9%, or 8% on a constant dollar basis, with 7% higher volumes, led by increased demand in North America and Europe primarily due to improving industrial production rates in those regions. Price/mix was 1% higher, reflecting the benefits of prior pricing actions across most regions. Operating profit was relatively steady at $40 million, or 11.9% of net sales, compared with 12.9% in 2010.
Other Category
     Sales increased 1%, or 2% on a constant dollar basis, with 1% higher volumes. The lower unit volume growth rate primarily reflects a challenging year-over-year comparison in our Medical Applications business due to extensive pre-buying among Chinese customers in the first quarter of 2010 ahead of a reformulation of our product line awaiting licensing approval. The new license was approved in the third quarter of 2010. Price/mix was higher by 1%, primarily in our Specialty Materials business. Operating profit decreased 86% to $1 million, or 1.1% of net sales, due to lower unit volumes in our Medical Applications business and ongoing investments in new technology based ventures.
Other Matters
     Other expense was $4 million in the quarter as compared to income of $2 million in the first quarter of 2010. This $6 million variance was primarily due to net foreign currency exchange losses of approximately $4 million related to translating our non-U.S. dollar inter-company receivable and payable balances in the quarter, compared with gains of $3 million from the re-measurement of an inter-company loan in 2010.

2011 Outlook and Earnings Guidance
     Commenting on our outlook, Mr. Hickey stated:
     “We are revising the upper end of our full year 2011 EPS guidance range, which is now $1.75 to $1.85. This new guidance reflects higher energy-based costs and timing of cost recovery. This compares to our initial guidance of $1.75 to $1.90. We view our first quarter as a ‘stepping stone’ from which we anticipate margin and earnings expansion in the second half of the year. We continue to expect solid sales growth and ongoing productivity improvements, as we progress toward our 15% operating margin goal by 2013.
     In 2011, we continue to expect to achieve an average constant dollar sales growth rate in the 5% to 7% range. A higher proportion of the sales growth is likely to come from price/mix, as we implement incremental pricing actions to offset higher than expected resin costs. We also remain focused on our growth programs, extending our brand globally and into new applications, as well as capturing the many opportunities ahead of us as our end markets continue to recover.”
     Our updated assumptions for full year 2011 guidance as compared to our initial assumptions are as follows:
•	A low-teen percent average increase in resin costs over the year, compared with a low-to-mid single-digit percent average increase in resin costs;

•	A favorable impact on net sales from foreign currency translation, compared with a slightly unfavorable impact. This update reflects the strengthening of several foreign currencies, including the euro, relative to the U.S. dollar; and

•	Capital expenditures are now projected to be $125 to $150 million, compared with $150 to $175 million, due to changes in timing of projects.
     Other full year 2011 guidance assumptions outlined in the fourth quarter earnings release relating to depreciation and amortization, effective income tax rate, and free cash flow have not changed. Our guidance continues to exclude the payment of the W. R. Grace settlement, as the timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to EPS by approximately $0.12 to $0.14 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, our guidance excludes any non-operating gains or losses that may be recognized in 2011 due to currency fluctuations in Venezuela.
Web Site and Conference Call Information
     William V. Hickey, our CEO, and David H. Kelsey, our CFO, will conduct an investor conference call today at 11:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our Investor Relations home page at http://ir.sealedair.com. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.
     Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 713-4209 (domestic) or (617) 213-4863 (international) and use the participant code 98570524. To avoid registration wait times, teleconference participants may pre-register on the Investor Relations home page at http://ir.sealedair.com for a personalized PIN number for access to the conference call. Telephonic replay will be available starting at 2:00 p.m. (ET) on Wednesday, April 27, 2011 and end on Wednesday, May 18, 2011 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 74335269.

Business
     For over fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that now serve an array of food, industrial, medical, and consumer applications. Operating in 52 countries, Sealed Air’s international reach generated revenue of approximately $4.5 billion in 2010. With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.
Non-U.S. GAAP Information
     In this press release, we have included several non-U.S. GAAP financial measures, including adjusted gross profit, adjusted operating profit, adjusted EPS, adjusted 2011 EPS guidance, net sales on a “constant dollar” basis, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted gross profit, adjusted operating profit, adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, and EBIT, EBITDA, and Adjusted EBITDA measures to determine performance-based compensation. Our management uses financial measures excluding the effects of currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Reconciliation of U.S. GAAP Diluted Net Earnings per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA” and “Components of Change in Net Sales — Business Segments and Other,” and “Percentage Changes in Net Sales by Geographic Region.”
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “will” and similar expressions. Examples of these forward-looking statements include projections regarding our 2011 earnings guidance and other projections relating to our financial performance such as those in the “First Quarter vs. Prior Year Highlights” section where we discuss expected cost recovery from pricing actions and in the “2011 Outlook and Earnings Guidance” section, where we discuss our expectations for 2011, including our expected 2011 EPS performance. A variety of factors may cause actual results to differ materially from these expectations, including general economic conditions affecting packaging utilization; changes in our raw material and energy costs; our sales terms; currency translation and devaluation effects; and regulatory and legal matters. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Forms 8-K.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. While we may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per common share data)

	Three Months Ended
	March 31,		%
	2011	2010	Change
Net sales:
Food Packaging	$474.9	$447.2	6%
Food Solutions	228.8	219.1	4
Protective Packaging	335.1	306.5	9
Other	89.7	88.4	1

Total net sales	1,128.5	1,061.2	6
Cost of sales	819.5	761.2	8

Gross profit	309.0	300.0	3
As a % of total net sales	27.4%	28.3%
Marketing, administrative and development expenses	186.0	175.5	6
As a % of total net sales	16.5%	16.5%
Restructuring and other charges	—	0.6	#

Operating profit	123.0	123.9	(1)
As a % of total net sales	10.9%	11.7%
Interest expense	(37.0)	(40.7)	(9)
Impairment of available-for-sale securities	—	(0.7)	#
Foreign currency exchange (losses) gains related to Venezuelan subsidiary(1)	(0.2)	1.2	#
Other (expense) income, net	(3.9)	2.3	#

Earnings before income tax provision	81.9	86.0	(5)
Income tax provision	22.2	24.8	(10)

Net earnings available to common stockholders	$59.7	$61.2	(2)

As a % of total net sales	5.3%	5.8%
Net earnings per common share: (2)
Basic	$0.37	$0.38	(3)

Diluted	$0.34	$0.35	(3)

Dividends per common share	$0.13	$0.12	8%

Weighted average number of common shares outstanding: (2)
Basic	158.7	157.8

Diluted	176.9	176.1

#	Denotes a variance greater than 100%, or not meaningful.

(1)	Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under generally accepted accounting principles in the United States of America, or U.S. GAAP. As a result, the U.S. dollar replaced the Bolivar fuerte as the functional currency. These pre-tax gains and losses were due to the changes in the exchange rates both upon settlement of Bolivar-denominated transactions and upon the remeasurement of our Venezuelan subsidiary’s financial statements at March 31, 2011 and 2010.

(2)	See Supplementary Information included in this release for the calculation of basic and diluted net earnings per common share.

SEALED AIR CORPORATION
Supplementary Information
CALCULATION OF NET EARNINGS PER COMMON SHARE
(Unaudited)
(In millions, except per common share data)

	Three Months Ended
	March 31,
	2011	2010
Basic Net Earnings Per Common Share:
Numerator
Net earnings available to common stockholders	$59.7	$61.2
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.4)	(0.4)

Distributed and allocated undistributed net earnings to common stockholders	59.3	60.8
Distributed net earnings — dividends paid to common stockholders	(20.7)	(19.0)

Allocation of undistributed net earnings to common stockholders	$38.6	$41.8

Denominator
Weighted average number of common shares outstanding — basic	158.7	157.8

Basic net earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.12
Allocated undistributed net earnings to common stockholders	0.24	0.26

Basic net earnings per common share	$0.37	$0.38

Diluted Net Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$59.3	$60.8
Add: Allocated undistributed net earnings to non-vested restricted stockholders	0.2	0.3
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	(0.2)	(0.3)

Net earnings available to common stockholders — diluted	$59.3	$60.8

Denominator(1)
Weighted average number of common shares outstanding — basic	158.7	157.8
Effect of assumed issuance of Settlement agreement shares	18.0	18.0
Effect of non-vested restricted stock and restricted stock units	0.2	0.3

Weighted average number of common shares outstanding — diluted	176.9	176.1

Diluted net earnings per common share	$0.34	$0.35

(1)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our Annual Report on Form 10-K and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF U.S. GAAP DILUTED NET EARNINGS PER COMMON SHARE TO
NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE(1)
(Unaudited)
(In millions, except per common share data)

	Three Months Ended
	March 31,
	2011	2010
U.S. GAAP diluted net earnings per common share as reported	$0.34	$0.35

Add: Global manufacturing strategy and restructuring and other charges of $1.8, net of taxes of $0.8 in 2010	—	0.01

Non-U.S. GAAP adjusted diluted net earnings per common share	$0.34	$0.36

(1)	Non-U.S. GAAP adjusted diluted net earnings per common share is provided as supplemental information to U.S. GAAP diluted net earnings per common share as reported and does not purport to represent diluted net earnings per common share as that term is defined and reported under U.S. GAAP, and should not be considered as an alternative or substitute to such measure or as an indicator of our performance under U.S. GAAP. Also, this non-U.S. GAAP measure may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted diluted net earnings per common share aids in the comparisons with other periods or prior guidance, and this measure is among the various performance indicators used by our management to measure the performance of our consolidated operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO
NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT(1)
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2011	2010
U.S. GAAP gross profit as reported	$309.0	$300.0
As a % of total net sales	27.4%	28.3%
Add: Global manufacturing strategy charges	—	1.8

Add: European manufacturing facility closure charges(2)	0.3	—

Non-U.S. GAAP adjusted gross profit	$309.3	$301.8

As a % of total net sales	27.4%	28.4%
U.S. GAAP operating profit as reported	$123.0	$123.9
As a % of total net sales	10.9%	11.7%
Add: Global manufacturing strategy restructuring and other charges	—	2.6

Add: European manufacturing facility closure charges(2)	0.3	—

Non-U.S. GAAP adjusted operating profit	$123.3	$126.5

As a % of total net sales	10.9%	11.9%

(1)	Non-U.S. GAAP adjusted gross profit and operating profit are provided as supplemental information to U.S. GAAP gross profit and operating profit as reported and do not purport to represent either term as defined and reported under U.S. GAAP, and should not be considered as alternatives or substitutes to such measures or as indicators of our performance under U.S. GAAP. Also, these non-U.S. GAAP measures may not be comparable to similarly-titled measures used by others. Presenting non-U.S. GAAP adjusted gross profit and operating profit aids in the comparisons with other periods or prior guidance, and these measures are among the various performance indicators used by our management to measure the performance of our operations. Further, the items included in the reconciliation above may also be excluded from the calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation. Thus, our management believes that this information may be useful to investors.

(2)	Represents charges associated with the closure of a packaging facility in Europe.

SEALED AIR CORPORATION
Supplementary Information
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION:

	Three Months Ended
	March 31,
	2011	2010
Operating profit:
Food Packaging	$62.6	$56.5
As a % of Food Packaging net sales	13.2%	12.6%

Food Solutions	19.4	20.9
As a % of Food Solutions net sales	8.5%	9.5%

Protective Packaging	40.0	39.5
As a % of Protective Packaging net sales	11.9%	12.9%

Other	1.0	7.6
As a % of Other net sales	1.1%	8.6%

Total segments and other	123.0	124.5

As a % of total net sales	10.9%	11.7%

Restructuring and other charges(2)	—	0.6

Total	$123.0	$123.9

As a % of total net sales	10.9%	11.7%

Depreciation and amortization:
Food Packaging	$16.3	$18.9
Food Solutions	7.5	7.9
Protective Packaging	7.0	7.8
Other	5.2	5.0

Total	$36.0	$39.6

	Three Months Ended
	March 31,
	2011	2010
CAPITAL EXPENDITURES(1)	$19.5	$15.4

(1)	The 2011 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

(2)	Represents charges associated with the implementation of our global manufacturing strategy, primarily in our Food Packaging segment.

SEALED AIR CORPORATION
Supplementary Information
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2011(1)	2010	2010	2010	2010
Assets
Current assets:
Cash and cash equivalents	$696.0	$675.6	$761.8	$662.2	$627.5
Receivables, net	696.1	697.1	691.9	642.8	641.5
Inventories	559.0	495.8	539.1	512.4	502.1
Other current assets	171.0	171.5	226.8	239.2	264.9

Total current assets	2,122.1	2,040.0	2,219.6	2,056.6	2,036.0
Property and equipment, net	958.3	948.3	965.3	943.3	979.7
Goodwill	1,952.1	1,945.9	1,947.8	1,938.8	1,941.4
Other assets, net	457.8	465.2	438.9	400.1	378.8

Total assets	$5,490.3	$5,399.4	$5,571.6	$5,338.8	$5,335.9

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$9.1	$23.5	$19.7	$15.4	$14.0
Current portion of long-term debt	4.9	6.5	8.6	9.5	7.5
Accounts payable	265.5	232.0	238.2	239.6	223.9
Settlement agreement and related accrued interest	798.7	787.9	777.6	767.3	757.0
Other current liabilities	365.4	397.8	401.0	369.5	384.5

Total current liabilities	1,443.6	1,447.7	1,445.1	1,401.3	1,386.9
Long-term debt, less current portion	1,398.8	1,399.2	1,559.6	1,559.3	1,560.6
Other liabilities	154.9	150.9	168.3	154.0	157.4

Total liabilities	2,997.3	2,997.8	3,173.0	3,114.6	3,104.9
Total parent company stockholders’ equity	2,496.6	2,404.6	2,399.5	2,224.6	2,230.9
Noncontrolling interests	(3.6)	(3.0)	(0.9)	(0.4)	0.1

Total stockholders’ equity	2,493.0	2,401.6	2,398.6	2,224.2	2,231.0

Total liabilities and stockholders’ equity	$5,490.3	$5,399.4	$5,571.6	$5,338.8	$5,335.9

(1)	The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q.

SEALED AIR CORPORATION
Supplementary Information
NON-U.S. GAAP FREE CASH FLOW(1)
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$59.7	$61.2
Net earnings effect resulting from the following:

Add: Global manufacturing strategy and restructuring and other charges, net of taxes of $0.8	—	1.8

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary, net of taxes of $0.1 in 2011 and $0.4 in 2010	0.1	(0.8)

Add: Impairment of available-for-sale securities, net of taxes of $0.3	—	0.4

Add: European manufacturing facility closure charges, net of taxes of $0.1	0.2	—

Less: Cost reduction and productivity program restructuring credit, net of taxes of $0.1	—	(0.1)

Non-U.S. GAAP adjusted net earnings available to common stockholders	$60.0	$62.5

Add: Depreciation and amortization	36.0	39.6

Add: Share-based incentive compensation expense	5.8	7.5

Less: Capital expenditures	(19.5)	(15.4)

Changes in working capital items:(2)

Receivables, net	1.0	25.2

Inventories	(63.2)	(32.7)

Accounts payable	33.5	9.7

Non-U.S. GAAP Free Cash Flow	$53.6	$96.4

(1)	Non-U.S. GAAP free cash flow is provided as supplemental information and does not purport to represent net earnings or net cash provided by operating activities as those terms are defined under U.S. GAAP and should not be considered as an alternative or substitute to such measurements or as an indicator of our performance under U.S. GAAP. Our calculation of free cash flow may not be comparable with similarly-titled measures used by others. Free cash flow is among the various indicators used by our management to measure the performance of our operations, is one of the performance measures on which we may base incentive compensation decisions, and aids in the comparisons with other periods. Thus our management believes such information may be useful to investors.

(2)	Includes the impact of foreign currency translation.

SEALED AIR CORPORATION
Supplementary Information
RECONCILIATION OF NET EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO
NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2011	2010
U.S. GAAP net earnings available to common stockholders as reported	$59.7	$61.2

Add: Interest expense	37.0	40.7
Add: Income tax provision	22.2	24.8

Non-U.S. GAAP EBIT	118.9	126.7

Add: Depreciation and amortization	36.0	39.6

Non-U.S. GAAP EBITDA	154.9	166.3

Add: Share-based incentive compensation expense	5.8	7.5

Add: Global manufacturing strategy and restructuring and other charges	—	2.6

Add / (less): Foreign currency exchange losses (gains) related to Venezuelan subsidiary	0.2	(1.2)

Add: Impairment of available-for-sale securities	—	0.7

Add: European manufacturing facility closure charges	0.3	—

Add: Settlement agreement related costs	0.4	0.3

Less: cost reduction and productivity program restructuring credit	—	(0.2)

Non-U.S. GAAP adjusted EBITDA	$161.6	$176.0

Total net sales	$1,128.5	$1,061.2

Non-U.S. GAAP adjusted EBITDA as a percentage of total net sales	14.3%	16.6%

(1)	Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are provided as supplemental information and do not purport to represent net earnings or net cash provided by operating activities, as those terms are defined under U.S. GAAP, and should not be considered as alternatives or substitutes to such measurements or as indicators of our performance under U.S. GAAP. Our definitions of EBIT, EBITDA and Adjusted EBITDA may not be comparable with similarly-titled measures used by others. Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA are among the various indicators used by our management to measure the performance of our operations and aid in the comparison with other periods. Such measures are also among the criteria upon which incentive compensation may be based. Thus our management believes this information may be useful to investors.

SEALED AIR CORPORATION
Supplementary Information
COMPONENTS OF CHANGE IN NET SALES — BUSINESS SEGMENTS AND OTHER(1)
(Unaudited)
(In millions)

	Three Months Ended March 31, 2011
	Food		Food		Protective				Total
	Packaging		Solutions		Packaging		Other		Company
Volume — Units	$8.9	2.0%	$(0.4)	(0.2)%	$22.7	7.4%	$0.6	0.7%	$31.8	3.0%
Volume — Acquired businesses, net of (dispositions)	—	—	—	—	0.2	0.1	—	—	0.2	—
Product price/mix (2)	9.4	2.1	6.1	2.8	2.2	0.7	0.9	1.0	18.6	1.8
Foreign currency translation	9.4	2.1	4.0	1.8	3.5	1.1	(0.2)	(0.2)	16.7	1.5

Total change (U.S. GAAP)	$27.7	6.2%	$9.7	4.4%	$28.6	9.3%	$1.3	1.5%	$67.3	6.3%

Impact of foreign currency translation	(9.4)	(2.1)	(4.0)	(1.8)	(3.5)	(1.1)	0.2	0.2	(16.7)	(1.5)

Total constant dollar change (Non-U.S. GAAP)	$18.3	4.1%	$5.7	2.6%	$25.1	8.2%	$1.5	1.7%	$50.6	4.8%

(1)	The tables above present the components of change in our consolidated net sales for the three months ended March 31, 2011 compared with the same period in 2010. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” As a worldwide business, it is important that we take into account the effects of foreign currency translation when we review our results and plan our strategies. Nonetheless, we cannot directly control changes in foreign currency exchange rates. Consequently, when management looks at our net sales to measure the performance of our business, it typically excludes the impact of foreign currency translation. We believe using constant dollar comparisons aids in the comparability with other periods. We may also exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, management believes this presentation may be useful to investors.

(2)	Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was immaterial in the first quarters of 2011 and 2010.

SEALED AIR CORPORATION
Supplementary Information
COMPONENTS OF CHANGE IN NET SALES — GEOGRAPHIC
(Unaudited)
(In millions)

	Three Months Ended March 31, 2011
	U.S.		International		Total Company
Volume — Units	$17.7	3.7%	$14.1	2.4%	$31.8	3.0%
Volume — Acquired businesses, net of (dispositions)	0.2	—	—	—	0.2	—
Product price/mix (1)	17.2	3.6	1.4	0.3	18.6	1.8
Foreign currency translation	—	—	16.7	2.9	16.7	1.5

Total	$35.1	7.3%	$32.2	5.6%	$67.3	6.3%

(1)	See Note 2 of Components of Change in Net Sales — Business Segments and Other for further details of product price/mix.

SEALED AIR CORPORATION
Supplementary Information
PERCENTAGE CHANGE IN NET SALES BY GEOGRAPHIC REGION
(Unaudited)

	Three Months Ended March 31, 2011
	Including the effect of	Excluding the effect of foreign
	foreign currency	currency
	translation	translation(1)
U.S.	7.3%	7.3%
Canada	0.2	(5.7)
Europe	5.4	6.7
Latin America	6.2	1.2
Asia Pacific	6.6	(2.1)

Total	6.3%	4.8%

PERCENTAGE OF NET SALES CONTRIBUTION BY
GEOGRAPHIC REGION

Three Months Ended
March 31, 2011
U.S.	46.0%
Canada	3.0
Europe	27.2
Latin America	9.5
Asia Pacific	14.3

Total	100.0%

(1)	Non-U.S. GAAP financial measures. See Note 1 of Components of Change in Net Sales — Business Segments and Other for further details.